EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For additional information contact:	Thomas A. H. White Senior Vice President, Investor Relations 423.294.8996

January 29, 2007		Madhavi Venkatesan Assistant Vice President, Investor Relations 423.294.1630

Jim Sabourin Vice President, Corporate Communications 423.294.6043

UnumProvident Corporation Reports

Fourth Quarter 2006 Results

Improved Operating Trends in Unum US, Unum UK and Colonial Segments;

Leadership Roles at Unum US Announced

Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) announced today its results for the fourth quarter of 2006. The Company reported net income of $276.1 million ($0.80 per diluted common share), compared to net income of $137.5 million ($0.43 per diluted common share) for the fourth quarter of 2005.

Included in the results for the fourth quarter of 2006 is income of $93.9 million after tax ($0.27 per diluted common share) resulting from debt extinguishment costs of $1.9 million after tax, income of $3.9 million after tax attributable to the receipt of interest and tax refunds on prior year tax items in excess of what was previously provided, and an income tax benefit of approximately $91.9 million primarily as the result of group relief benefits obtained from the use of net operating losses in a foreign jurisdiction in which the Company’s businesses operate. Net income also includes net realized after tax investment gains of $0.5 million in the fourth quarter of 2006 and $1.5 million in the fourth quarter of 2005. Additionally, the Company has entered into an agreement to sell GENEX Services, Inc. (GENEX). GENEX is therefore accounted for as an asset held for sale at December 31, 2006 and reported as a discontinued operation.

Adjusting for these items, income from continuing operations on an after tax basis (excluding the net realized investment gains, special tax items, and debt extinguishment costs) was $179.8 million ($0.52 per diluted common share) in the fourth quarter of 2006, compared to $133.3 million ($0.42 per diluted common share) in the fourth quarter of 2005. (See discussion of non-GAAP financial measures and the related reconciliation below.)

Thomas R. Watjen, president and chief executive officer, said, “I am very pleased with our fourth quarter results. We saw strong earnings across all of our business segments, including the Unum US group income protection line of business, which has lagged the performance of our other businesses. Though we benefited from better than expected net investment income and results in Unum UK, as well as several other items, adjusting for these items we still exceeded the consensus estimate and our own internal plans. We are maintaining the guidance we communicated at our November 2006 Investor Day meeting, and our confidence in achieving these targets continues to grow.”

The Company also announced today that Kevin P. McCarthy has been named president of the Unum US operating unit and Robert O. Best will become its chief operating officer. McCarthy formerly served as executive vice president of risk operations for what is now called Unum US while Best was most recently executive vice president of service operations and chief information officer. President and Chief Executive Officer Tom Watjen stated, “Kevin has been instrumental in helping to strengthen the Company operationally and financially in recent years and in better positioning our Unum US operations for the future. I’m confident that he and Bob will provide the leadership required to help us build on the momentum we have created the past several years.”

RESULTS BY SEGMENT

As a part of a broader branding initiative, the Company announced its intention to change its name from UnumProvident Corporation to Unum Group. While this change is pending required legal approvals, the Company has changed its operating segment names as a part of this branding initiative. As a result, the U.S. Brokerage segment has been renamed Unum US and the Unum Limited segment has been renamed Unum UK. The results of GENEX, which were previously included in the Other segment, are now reported as discontinued operations and excluded from segment results for all periods.

In the following discussions of the Company’s segment operating results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.

Unum US Segment

Unum US reported operating income of $135.9 million in the fourth quarter of 2006, compared to income of $103.9 million in the fourth quarter of 2005. Premium income declined very slightly to $1,302.0 million in the fourth quarter of 2006 from $1,309.0 million in the fourth quarter of 2005.

Within this segment, group income protection reported operating income of $35.1 million in the fourth quarter of 2006 compared to $13.6 million in the fourth quarter of 2005. The benefit ratio was 94.0 percent in the fourth quarter compared to 93.9 percent in the fourth quarter 2005 and 94.5 percent in the third quarter of 2006, excluding claim reassessment charges. The Company experienced continued improvements in its claims management while submitted new claim incidence remained generally stable. Premium income in group income protection declined 0.7 percent to $625.1 million in the fourth quarter of 2006, compared to $629.7 million in the fourth quarter of 2005, due to a more disciplined approach to pricing, renewals, and risk selection. Net investment income was $168.4 million in the fourth quarter of 2006 compared to $152.3 million in the same period last year, reflecting a higher level of bond call prepayment fees in the current quarter. Sales of fully insured group long-term income protection products in the fourth quarter of 2006 increased 30.8 percent to $89.1 million, compared to $68.1 million in the year ago quarter. Sales of fully insured group short-term income protection products in the fourth quarter of 2006 increased 2.8 percent to $33.5 million, compared to $32.6 million in the year ago quarter. Premium persistency in the group long-term income protection line of business improved to 87.8 percent for full year 2006 compared to 84.8 percent for full year 2005. Premium persistency in the group short-term income protection line of business improved to 85.6 percent for full year 2006 compared to 79.6 percent for full year 2005.

Group life and accidental death and dismemberment reported a 6.4 percent increase in operating income to $46.3 million in the fourth quarter of 2006, compared to $43.5 million in the fourth quarter of 2005. Premium income declined 4.7 percent to $348.8 million in the fourth quarter of 2006, compared to $366.1 million in the fourth quarter of 2005, reflecting lower sales and persistency in recent quarters as the Company has focused on improving the profitability of the business in a competitive market environment. Sales of group life products in the fourth quarter of 2006 declined 13.7 percent to $55.4 million, compared to $64.2 million in the year ago quarter. Premium persistency in the group life line of business improved to 81.2 percent for the full year 2006, compared to 78.3 percent for the full year 2005.

Unum US supplemental and voluntary lines of business reported a 16.5 percent increase in operating income to $54.5 million in the fourth quarter of 2006, compared to $46.8 million in the fourth quarter of 2005. The improvement in earnings was driven by improved results in all three lines of business—individual income protection – recently issued, voluntary workplace benefits, and long-term care. Premium income increased 4.8 percent to $328.1 million in the fourth quarter of 2006, compared to $313.2 million in the fourth quarter of 2005. New annualized sales in the voluntary workplace benefits line of business declined 7.3 percent in the fourth quarter of 2006 compared to the fourth quarter of 2005 while sales in the individual income protection – recently issued line increased 8.6 percent and long-term care increased 46.3 percent compared with the year ago quarter.

Unum UK Segment

Unum UK reported operating income of $81.8 million in the fourth quarter of 2006, a 65.9 percent increase compared to $49.3 million in the fourth quarter of 2005. Operating income benefited from a decline in the benefit ratio to 60.2 percent in the fourth quarter of 2006 compared to 65.5 percent in the fourth quarter of 2005, resulting from lower claim incidence in the group life line of business and continued favorable risk management results in the group income protection line. Operating income also benefited from higher net investment income and a favorable year over year foreign currency exchange rate. The amortization of deferred acquisition costs in the fourth quarter of 2006 was higher than the year ago quarter reflecting the acceleration of amortization due to the run-off of a small in-force block of individual business. Premium income increased 16.5 percent to $231.0 million in the fourth quarter of 2006, compared to $198.2 million in the fourth quarter of 2005. Sales in increased 76.7 percent to $44.0 million in the fourth quarter of 2006, compared to $24.9 million in the fourth quarter of 2005. In local currency, sales in the quarter increased 58.7 percent.

Colonial Segment

Colonial reported a 30.5 percent increase in operating income to $50.5 million in the fourth quarter of 2006, compared to $38.7 million in the fourth quarter of 2005. Results in the fourth quarter of 2006 benefited from a lower benefit ratio due to continued favorable risk experience in the income protection and life lines of business. Results in the year ago quarter were negatively impacted by litigation costs of $6.8 million. Premium income increased 8.3 percent to $217.2 million in the fourth quarter of 2006, compared to $200.5 million in the fourth quarter of 2005, reflecting current and prior period sales growth and stable persistency. Sales increased 4.7 percent to $101.9 million in the fourth quarter of 2006 from $97.3 million in the fourth quarter of 2005, and for full year 2006 increased 10.0 percent to $315.1 million from $286.4 million for full year 2005. Through year-end 2006, new agent contracts increased

20.3 percent to 2,490 and new accounts increased 10.8 percent to 6,990. Average weekly producers for the year 2006 declined slightly to 1,857 compared to 1,863 in 2005, while average weekly premium per agent increased 10.3 percent to $3,263.

Individual Income Protection – Closed Block Segment

The Individual Income Protection – Closed Block segment reported operating income of $28.7 million in the fourth quarter of 2006, compared to $33.7 million in the fourth quarter of 2005. Net investment income for the fourth quarter of 2006 was $205.5 million compared to $207.5 million in the fourth quarter of 2005. The interest adjusted loss ratio increased to 93.8 percent in the fourth quarter of 2006 compared to 89.0 percent in the fourth quarter of 2005.

Other Segment

The Other segment reported operating income of $6.4 million in the fourth quarter of 2006, compared to $4.7 million in the fourth quarter of 2005, reflecting the continued wind down of product lines that are no longer actively marketed. These results exclude the results of GENEX for all periods reported.

Corporate Segment

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $38.4 million in the fourth quarter of 2006, compared to a loss of $43.0 million in the fourth quarter of 2005. Interest expense in the fourth quarter 2006 was $45.8 million compared to $52.5 million in the fourth quarter of 2005. The segment results also include debt extinguishment costs of $2.7 million before tax.

OTHER INFORMATION

Sale of GENEX Services, Inc.

On January 24, 2007 the Company announced that it has entered into a definitive agreement for the sale of its wholly-owned subsidiary, GENEX, to Trident IV, L.P., a fund managed by Stone Point Capital LLC. The sale reflects the Company’s strategy to focus on its core business areas and deploy its capital to the growth of these business lines. The sale is looked upon as a favorable event for both entities as it will allow GENEX to create its own growth strategy to further build its workers’ compensation business. The sale is expected to close in the first half of 2007.

Shares Outstanding

The Company’s average number of shares (000s) outstanding, assuming dilution was 345,527.8 for the fourth quarter of 2006, compared to 318,681.4 for the fourth quarter of 2005.

Book Value

Book value per common share at December 31, 2006 was $22.53, compared to $24.66 at December 31, 2005. Excluding the net unrealized gain on securities and the net gain on cash flow hedges, book value per common share at December 31, 2006 was $20.40 compared to $20.26 at December 31, 2005.

OUTLOOK

The Company is reaffirming its 2007 operating earnings per share guidance of $1.83 to $1.87 based on the current business trends and its expectations for 2007, which includes an improvement in the benefit ratio for the Unum US group income protection line to within a range of 90 percent to 92 percent by the end of the year.

NON-GAAP RECONCILIATION

The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income. The Company believes operating income or loss, excluding realized investment gains and losses, which are recurring, and excluding certain other items specified in the non-GAAP reconciliation, is a better performance measure and a better indicator of the profitability and underlying trends in the business. Realized investment gains and losses are dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business. The exclusion of certain other items specified in the non-GAAP reconciliation also enhances the understanding and comparability of the Company’s performance and the underlying fundamentals in its operations, but this exclusion is not an indication that similar items may not recur. The Company believes book value per common share excluding unrealized gains and losses on securities and the net gain on cash flow hedges, which also tend to fluctuate dependent on market conditions and general economic trends, is an important measure. For reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

CONFERENCE CALL INFORMATION

UnumProvident Corporation senior management will host a conference call on Tuesday, January 30, 2007 at 9:00 a.m. (EST) to discuss the results of operations for the fourth quarter and will include forward-looking information, such as guidance on future results and trends in operations, as well as other material information. The dial-in number is (800) 565-5442 for U.S. and Canada. For International, the dial-in number is (913) 312-1298. Alternatively, a live webcast of the call will be available at www.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investor and Shareholder” section of our website and opt-in to the webcast fifteen minutes prior to the start of the call. A replay of the call will be available by telephone and on our website through Tuesday, February 6. In addition, the Company’s Statistical Supplement for the fourth quarter of 2006 is available on the Company’s website.

ABOUT UNUMPROVIDENT

UnumProvident is the largest provider of group and individual income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and provided approximately $6.2 billion in total benefits to customers in 2006. With primary offices in Chattanooga, Tennessee, and Portland, Maine, the Company employs approximately 11,100 people worldwide. For more information, visit www.unum.com.

SAFE HARBOR STATEMENT

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, such as our earnings per share guidance and our Unum US group income protection benefit ratio guidance, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions and investigations, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2005 and subsequently filed Form 10-Qs. The forward-looking statements in this press release are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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DIGEST OF EARNINGS

(Unaudited)

UnumProvident Corporation (UNM:NYSE)

and Subsidiaries

($ in millions, except share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Operating Revenue by Segment	$2,695.4	$2,617.8	$10,533.1	$10,266.0
Net Realized Investment Gain (Loss)	0.7	2.4	2.2	(6.7)

Total Revenue	$2,696.1	$2,620.2	$10,535.3	$10,259.3

Operating Income by Segment	$264.9	$187.3	$463.2	$700.6
Net Realized Investment Gain (Loss)	0.7	2.4	2.2	(6.7)
Income Tax (Benefit)	(8.6)	54.9	61.8	189.9

Income from Continuing Operations	274.2	134.8	403.6	504.0
Income from Discontinued Operations, Net of Tax	1.9	2.7	7.4	9.6

Net Income	$276.1	$137.5	$411.0	$513.6

PER SHARE INFORMATION
Assuming Dilution:
Income from Continuing Operations	$0.79	$0.42	$1.21	$1.61
Income from Discontinued Operations, Net of Tax	0.01	0.01	0.02	0.03

Net Income	$0.80	$0.43	$1.23	$1.64

Basic:
Income from Continuing Operations	$0.80	$0.45	$1.25	$1.71
Income from Discontinued Operations, Net of Tax	0.01	0.01	0.02	0.03

Net Income	$0.81	$0.46	$1.27	$1.74

Weighted Average Common Shares – Basic (000s)	340,812.6	296,086.4	324,654.9	295,776.4
Weighted Average Common Shares – Assuming Dilution (000s)	345,527.8	318,681.4	334,361.7	312,512.6

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31, 2006		Three Months Ended December 31, 2005
	(in millions)	Per Share *	(in millions)	Per Share *
Net Income	$276.1	$0.80	$137.5	$0.43

Net Realized Investment Gain	0.7	—	2.4	—
Income Tax Expense on Net Realized Investment Gain	0.2	—	0.9	—
Income from Discontinued Operations, Net of Tax	1.9	0.01	2.7	0.01

After-tax Operating Income from Continuing Operations Excluding Net Realized Investment Gain	273.7	0.79	133.3	0.42
Special Tax Items and Debt Extinguishment Costs	93.9	0.27	—	—

After-tax Operating Income from Continuing Operations Excluding Net Realized Investment Gain, Special Tax Items, and Debt Extinguishment Costs	$179.8	$0.52	$133.3	$0.42

	Three Months Ended September 30, 2006
	(in millions)	Benefit Ratio**
Unum US Group Income Protection
Premium Income	$615.7
Benefits and Change in Reserves for Future Benefits	858.4	139.4%
Regulatory Reassessment Charge	276.4
Benefits and Change in Reserves for Future Benefits,
Excluding Regulatory Reassessment Charge	582.0	94.5%

	As of December 31
	2006		2005
	(in millions)	Per Share	(in millions)	Per Share
Book Value
Total Stockholders' Equity	$7,718.8	$22.53	$7,363.9	$24.66
Net Unrealized Gain on Securities	534.8	1.56	1,040.7	3.49
Net Gain on Cash Flow Hedges	194.2	0.57	273.3	0.91

Total Stockholders' Equity (excluding SFAS 115 and 133 adjustments)	$6,989.8	$20.40	$6,049.9	$20.26

*	Assuming Dilution

**	Benefits and Change in Reserves for Future Benefits as a percent of Premium Income

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